Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of FitLife Brands, Inc. of our report dated March 29, 2024 relating to the financial statements of FitLife Brands, Inc. as of December 31, 2023 and 2022 and for the years then ended which appears in this Form 10-K.

/s/Weinberg & Company, P.A.

Los Angeles, California

April 16, 2024